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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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Filed by a Party other than the Registrant ☐ s
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☐	Soliciting Material Pursuant to § 240.14a-11(c) or § 240.14a-12
NETWORK ENGINES, INC.
(Name of Registrant as Specified In Its Charter)

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NETWORK ENGINES, INC.
25 DAN ROAD
CANTON, MASSACHUSETTS 02021

January 28, 2008

Dear Fellow Stockholders:

        You are cordially invited to attend the 2008 Annual Meeting of Stockholders of Network Engines, Inc., to be held on March 13, 2008 at 10:00 a.m., local time, at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, 60 State Street, Boston, MA 02109.

        The Notice of Annual Meeting of Stockholders and Proxy Statement, which describes the formal business to be conducted at the meeting, and Proxy Card accompany this letter. The Company's Annual Report to Stockholders is also enclosed for your information.

        All stockholders are invited to attend the Meeting. To ensure your representation at the Meeting, however, you are urged to vote by proxy by completing, dating, signing and returning the enclosed Proxy Card. A postage-prepaid envelope is enclosed for that purpose. You may also vote by telephone or via internet by following the instructions included on the enclosed proxy card.

        Your shares cannot be voted unless you date, sign, and return the enclosed Proxy Card, vote by telephone, via the internet, or attend the Meeting in person. Regardless of the number of shares you own, your careful consideration of, and vote on, the matters before the stockholders is important.

Very truly yours,

Gregory A. Shortell President and Chief Executive Officer

NETWORK ENGINES, INC.
25 DAN ROAD
CANTON, MASSACHUSETTS 02021

NOTICE OF ANNUAL MEETING
OF STOCKHOLDERS

TO OUR STOCKHOLDERS:

        Notice is hereby given that the Annual Meeting of Stockholders (the "Meeting") of Network Engines, Inc., a Delaware corporation (the "Company"), will be held on March 13, 2008 at 10:00 a.m., local time, at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, 60 State Street, Boston, MA 02109. The purpose of the Meeting shall be to consider and act upon the following matters:

  1.
  To elect two Class II directors to hold office for a three-year term and until each of his successors has been duly elected and qualified;

  2.
  To ratify the selection by the Audit Committee of our Board of Directors of the firm of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending September 30, 2008;

  3.
  To approve an amendment to increase the number of shares of common stock reserved for issuance under the 2000 Employee Stock Purchase Plan (the "Employee Stock Purchase Plan") from 1,500,000 to 1,850,000 shares; and

  4.
  To transact such other business as may properly come before the Meeting or any adjournment or postponements of the Meeting.

        These items are more fully discussed in the following pages. Only stockholders of record at the close of business on January 18, 2008 will be entitled to notice of, and to vote at, the Meeting or any adjournment thereof.

        We hope that all stockholders will be able to attend the Meeting in person. However, in order to ensure that a quorum is present at the Meeting, please vote by telephone, via the internet, or date, sign and promptly return the enclosed Proxy Card whether or not you expect to attend the Meeting. A postage-prepaid return envelope, addressed to Computershare Trust Company, our transfer agent and registrar, has been enclosed for your convenience. If you attend the Meeting, you may, upon your written request, withdraw your proxy and vote your shares in person.

All of our stockholders are cordially invited to attend the Meeting.

                      By Order of the Board of Directors

                      Douglas G. Bryant
                       Secretary

Canton, Massachusetts
January 28, 2008

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND PROMPTLY MAIL IT IN THE ENCLOSED ENVELOPE OR VOTE BY TELEPHONE OR VIA THE INTERNET IN ORDER TO ASSURE REPRESENTATION OF YOUR SHARES AT THE MEETING. NO POSTAGE NEED BE AFFIXED IF THE PROXY CARD IS MAILED IN THE UNITED STATES.

NETWORK ENGINES, INC.
25 DAN ROAD
CANTON, MASSACHUSETTS 02021

PROXY STATEMENT
FOR THE 2008 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MARCH 13, 2008

INFORMATION ABOUT THE MEETING

General

        We have sent you this Proxy Statement and the enclosed Proxy Card because our Board of Directors is soliciting your proxy to vote at our 2008 Annual Meeting of Stockholders (the "Meeting") or any adjournment or postponement of the Meeting. The Meeting will be held on March 13, 2008 at 10:00 a.m., local time, at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, 60 State Street, Boston, MA 02109.

  •
  This Proxy Statement summarizes information about the proposals to be considered at the Meeting and other information you may find useful in determining how to vote.

  •
  The Proxy Card is the means by which you actually authorize another person to vote your shares in accordance with your instructions. You may also submit your proxy by telephone or via the internet.

        In addition to solicitations by mail, our directors, officers and non-executive employees, without additional remuneration, may solicit proxies by telephone, e-mail and personal interviews. All costs of solicitation of proxies will be borne by us. Brokers, custodians and fiduciaries will be requested to forward proxy soliciting material to the owners of stock held in their names, and we will reimburse them for their reasonable out-of-pocket expenses incurred in connection with the distribution of proxy materials.

        We are mailing the Notice of Annual Meeting of Stockholders, this Proxy Statement and Proxy Card to stockholders for the first time on or about January 28, 2008. In this mailing, we are also including our Annual Report to Stockholders for the fiscal year ended September 30, 2007 ("Fiscal 2007").

Voting Rights and Outstanding Shares

        The Board of Directors has fixed the close of business on January 18, 2008, as the record date for the Meeting or any adjournment or postponement thereof. Only stockholders who were record owners of shares of our common stock, $.01 par value per share, at the close of business on January 18, 2008 are entitled to notice of, and to vote at, the Meeting and at any adjournment or postponement thereof. On that date, 44,008,612 shares of our common stock were issued and outstanding. Each share of common stock entitles the holder to one vote with respect to all matters submitted to stockholders at the Meeting. We have no other securities entitled to vote at the Meeting.

Voting in Person

        To vote in person, you must attend the Meeting, and then complete and submit the ballot that will be provided to you at the Meeting. However, if your shares are held in the name of a broker, bank or other nominee, you must bring an account statement or letter from the nominee indicating that you were the beneficial owner of the shares on January 18, 2008, the record date for voting.

Voting by Proxy

        To vote by proxy, you must complete and return the enclosed Proxy Card. Registered shareholders may vote electronically through the internet or by telephone by following the instructions included with their Proxy Card. A shareholder not wishing to vote electronically through the internet or whose form does not reference internet or telephone voting information should complete and return the enclosed paper Proxy Card. Signing and returning the Proxy Card or submitting the proxy via the internet or by telephone does not affect the right to vote in person at the Annual Meeting. Your Proxy Card will be valid only if you sign, date and return it for receipt by us prior to the Meeting. By completing and returning the Proxy Card, you will direct the designated persons to vote your shares at the Meeting in the manner you specify in the Proxy Card. If you complete the Proxy Card but do not specify how your shares are to be voted, then the designated persons will vote your shares in favor of the proposals described in this Proxy Statement. If any other business properly comes before the Meeting, the designated persons will have the discretion to vote your shares as they deem appropriate.

Quorum Requirement

        A quorum of stockholders is necessary to hold a valid meeting for the transaction of business. The representation in person or by proxy of at least a majority of the shares of common stock entitled to vote at the Meeting is necessary to establish a quorum. For purposes of determining the presence or absence of a quorum, votes withheld, abstentions and "broker non-votes" will be counted as present.

Broker Non-Votes

        A broker non-vote occurs when a broker submits a Proxy Card with respect to shares of common stock held in a fiduciary capacity (typically referred to as being held in "street name"), but declines to vote on a particular matter because the broker has not received voting instructions from the beneficial owner. Under the rules that govern brokers who are voting with respect to shares held in street name, brokers have the discretion to vote such shares on routine matters, but not on non-routine matters. For the 2008 annual meeting, routine matters include the election of directors and ratification of auditors. Non-routine matters include matters such as amendments to stock plans.

Revoking a Proxy

        A stockholder may revoke his or her proxy at any time before its exercise by sending written notice of revocation to the Secretary of the Company, by signing and delivering a later dated proxy or, if the stockholder attends the Meeting in person, either by giving notice of revocation to the inspectors of election at the Meeting or by voting at the Meeting. A notice of revocation must indicate the certificate number and number of shares to which such revocation relates and the aggregate number of shares represented by such certificates.

A copy of our Annual Report on Form 10-K for Fiscal 2007 as filed with the SEC, except for exhibits, will be furnished without charge to you upon written or oral request to our Investor Relations Department, Network Engines, Inc., 25 Dan Road, Canton, Massachusetts 02021, telephone: (781) 332-1000. It may also be accessed electronically via the Investor Relations section of our web site at http://www.networkengines.com or by means of the SEC's web site at http://www.sec.gov. Exhibits will be provided upon written request and payment of an appropriate processing fee.

DISCUSSION OF PROPOSALS

Proposal 1: Election of Directors

        The first proposal on the agenda for the Meeting is the election of Fontaine K. Richardson and Gregory A. Shortell to serve as Class II directors for a three-year term beginning at the Meeting and ending at our 2011 Annual Meeting of Stockholders or until a successor has been duly elected and qualified.

        Our Board of Directors has fixed the number of directors at seven persons, divided into three classes serving staggered terms of three years. Currently, there are two directors in Class II (whose terms expire at this Meeting), and the Board of Directors has nominated two candidates for election to the Board as Class II directors. There are also two directors in Class III (whose terms expire at the Annual Meeting of Stockholders in 2009) and three directors in Class I (whose terms expire at the Annual Meeting of Stockholders in 2010).

        The election of directors requires a plurality of the votes cast at the Meeting, and votes may be cast in favor of the nominees or withheld. A plurality means that the nominees receiving the most votes for election to the two Class II director positions are elected to those positions. Votes that are withheld and broker non-votes will be excluded entirely from the vote to elect directors and have no effect. The persons designated on the enclosed Proxy Card will vote for the election of the nominees for Class II director unless the Proxy Card or proxy submitted by telephone or via the internet provide otherwise or unless any particular nominee is unable or unwilling to serve. In the event that a nominee for Class II director becomes unavailable or declines to serve as a director at the time of the Meeting, the proxy holders will vote the proxies in their discretion for any nominee who is designated by the Board of Directors to fill the vacancy. It is not expected that any nominee will be unavailable to serve.

        The Board of Directors, upon recommendation by the Nominating Committee, has nominated the two current Class II directors to stand for re-election. A brief biography of each of the nominees, as of January 1, 2008, follows. Information with respect to the number of shares of common stock beneficially owned by each nominee, directly or indirectly, as of December 31, 2007, appears herein under "Stock Ownership of Directors, Officers and Greater-Than-5%-Stockholders".

Nominees for Directors whose Terms Expire In 2011 (Class II Directors)

Fontaine K. Richardson

        Fontaine K. Richardson, age 66, has served as one of our directors since October 2002 and was named Lead Director in the year ended September 30, 2005. Mr. Richardson is a consultant and private investor. From 1983 to 2000, Mr. Richardson was a General Partner of Eastech Management Company, a venture capital management company. Mr. Richardson also co-founded Applicon, Inc. and serves on the board of directors of Mentor Graphics Corporation, a publicly held company.

Gregory A. Shortell

        Gregory A. Shortell, age 63, joined us in January 2006 as President and Chief Executive Officer and as a Director. Prior to joining us, Mr. Shortell was, from February 1998 to January 2006, Senior Vice President, Global Sales and Marketing, for Nokia Corporation, a multinational technology corporation. Prior to Nokia, Mr. Shortell served, from June 1997 to February 1998, as Managing Director of International Operations for Ipsilon, a provider of network communications equipment, and, from March 1992 to June 1997, as Vice President, International at Xyplex Corporation, a provider of networking equipment.

The Board of Directors believes that approval of the election of the nominees for Class II directors is in the best interests of the Company and its stockholders and therefore it recommends you vote FOR this proposal.

Proposal 2: Ratification of the Selection of Independent Registered Public Accounting Firm

        The Audit Committee of the Board of Directors has selected PricewaterhouseCoopers LLP, an independent registered public accounting firm, to audit our financial statements for the year ending September 30, 2008 ("Fiscal 2008"). PricewaterhouseCoopers LLP has audited our financial statements for each fiscal year since our inception. At the Meeting, our stockholders will be asked to ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for Fiscal 2008.

        The affirmative vote of a majority of the votes cast at the Meeting is required to ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for Fiscal 2008. Abstentions and broker non-votes are not counted as votes cast or shares voting on such matter and will have no effect on the voting on such matter.

        In the event of a negative vote, the Audit Committee of the Board of Directors will reconsider its selection. Even if the appointment is ratified, however, the Audit Committee of the Board of Directors may, in its discretion, direct the appointment of a different independent registered accounting firm during the year, if the Audit Committee determines such a change would be in the Company and its shareholders' best interest. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Meeting with the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

Principal Accountant Fees and Services

        The following table sets forth the fees for professional audit services rendered by PricewaterhouseCoopers LLP for the audit of our consolidated annual financial statements for Fiscal 2007 and the year ended September 30, 2006 ("Fiscal 2006"), and fees for other services rendered by PricewaterhouseCoopers LLP during those periods.

	Fiscal 2007	Fiscal 2006
Audit Fees(1)	$526,775	$654,583
Audit Related Fees	—	—
Tax Fees	—	—
All Other Fees(2)	300	900

Total	$527,075	$655,483

    (1)
    Audit Fees consist of fees billed for professional services rendered for the audit of our consolidated financial statements and review of the interim consolidated financial statements included in quarterly reports and services that are normally provided by PricewaterhouseCoopers LLP in connection with statutory and regulatory filing requirements.

    (2)
    All other fees consist of educational training seminars.

        The prior approval of the Audit Committee was obtained for all services provided by PricewaterhouseCoopers LLP in Fiscal 2007 and Fiscal 2006.

Pre-Approval Policies and Procedures

        The Audit Committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by the Company's independent registered public accounting firm. This policy generally provides that the Company will not engage its independent registered public accounting firm to render audit or non-audit services unless the Audit Committee specifically approves the service in advance or the engagement is entered into pursuant to one of the pre-approval procedures described below.

        From time to time, the Audit Committee may pre-approve specified types of services that are expected to be provided to the Company by its independent registered public accounting firm during the following twelve months. Any such pre-approval is detailed as to the particular service or type of services to be provided.

The Board of Directors believes that the selection of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for the year ending September 30, 2008 is in the best interests of the Company and its stockholders and therefore recommends that you vote FOR this proposal.

Proposal 3: Amendment to the 2000 Employee Stock Purchase Plan

        At the Meeting, our stockholders will be asked to approve an amendment to increase the number of shares of common stock reserved for issuance under the 2000 Employee Stock Purchase Plan (the "Employee Stock Purchase Plan") from 1,500,000 to 1,850,000 shares (subject to appropriate adjustment in the event of stock splits, stock dividends or other capital changes).

        On January 18, 2008, the Board of Directors, subject to stockholder approval, approved an amendment to the Employee Stock Purchase Plan to increase the number of shares of common stock available for purchase under the plan by 350,000 shares. The Board believes that the Employee Stock Purchase Plan is an important benefit in recruiting and retaining employees and that it is necessary to adopt the amendment in order to ensure that there are sufficient shares for all stock purchases under the plan through the end of Fiscal 2008.

        The amendment to increase the number of shares authorized for issuance under the Employee Stock Purchase Plan from 1,500,000 to 1,850,000 requires the affirmative vote of a majority of the votes cast at the Meeting. Votes may be cast as for, against or may abstain. Abstentions and broker non-votes are not counted as votes cast or shares voting on such matter and will have no effect on the voting on such matter.

        For information relating to securities authorized for issuance under all of our equity compensation plans as of September 30, 2007 see "Executive Officer Compensation—Equity Compensation Plan Information" below.

Plan Summary

        The following is a brief summary of the Employee Stock Purchase Plan and is qualified in its entirety by reference to the Employee Stock Purchase Plan, a copy of which is attached to the electronic copy of this Proxy Statement filed with the SEC and may be accessed from the SEC's home page on its website at (http://www.sec.gov). In addition, you may obtain a copy of the plan at no charge upon oral or written request to our Investor Relations Department, Network Engines, Inc., 25 Dan Road, Canton, Massachusetts, 02021, telephone: (781) 332-1000.

General

        The Employee Stock Purchase Plan is intended to qualify as an "employee stock purchase plan" as defined in Section 423 of the Internal Revenue Code of 1986, as amended. A total of 1,500,000 shares of our common stock are currently authorized to be issued under the plan. As of January 1, 2008, a total of 1,301,810 shares had been issued to our employees under the plan, and 198,190 shares remained available for future issuance. If our stockholders approve this Proposal 3 at the Meeting, there will be a total of 1,850,000 shares of common stock reserved for issuance under the plan and 548,190 shares will be available for future issuance. See "Benefits Under the 2000 Employee Stock Purchase Plan" below for certain information with respect to shares issued during Fiscal 2007 under the Employee Stock Purchase Plan.

Purpose

        The Employee Stock Purchase Plan permits our employees and employees of our subsidiaries to purchase our common stock at a discounted price. The plan is designed to encourage and assist our employees in acquiring an equity interest in us through the purchase of our common stock.

Administration

        The Employee Stock Purchase Plan may be administered by the Board of Directors or a committee appointed by the Board of Directors. Currently, the plan is administered by the Compensation Committee of the Board of Directors. The Board of Directors or its Compensation Committee has authority to make rules and regulations for the administration of the plan and its interpretations and decisions with regard to the plan are final.

Eligibility

        All of our employees, including our employee-director, and employees of our present or future subsidiaries who are customarily employed by us for more than twenty (20) hours a week and for more than five months in a calendar year are eligible to participate in the Employee Stock Purchase Plan. However, no employee who owns or holds options to purchase, or who, as a result of participation in the plan, would own or hold options to purchase, 5% or more of the total combined voting power or value of all classes of our stock or any subsidiary of ours is eligible to participate in the plan. As of January 1, 2008, approximately 272 employees, including all of our executive officers, were eligible to participate in the plan.

Offering Periods

        In general, the Employee Stock Purchase Plan is implemented by a series of offerings of six months duration (each an "offering period"), with new offering periods commencing on or about November 15 and May 15 of each year. During each offering period, payroll deductions will be made and held for the purchase of our common stock at the end of the offering period. The Board or its Compensation Committee may establish a different offering period not to exceed twelve months for each of the offerings and choose a different offering period for each offering.

Participation in the Plan

        Eligible employees may participate in the Employee Stock Purchase Plan by completing an enrollment form and filing it with us at least five days prior to the commencement of the applicable offering period. Unless an employee files a new form or withdraws from the plan, his deductions and purchases will continue at the same rate for future offerings under the plan so long as the plan remains in effect.

Payment of Purchase Price; Payroll Deductions

        The Employee Stock Purchase Plan permits eligible employees to purchase common stock through payroll deductions between 1% to 15% of an employee's compensation, subject to certain limitations. On the first day of an offering period, we will grant to each eligible employee who has elected to participate in the plan an option to purchase a number of shares of our common stock, provided that such number of shares will not exceed the number of shares determined by multiplying $2,083 by the number of full months in the offering period and dividing the result by the fair market value of our common stock on the first day of the offering period. On the last day of the offering period, the employee is deemed to have exercised the option, at the option exercise price, to the extent of accumulated payroll deductions.

Purchase Price

        Under the terms of the Employee Stock Purchase Plan, the option price is an amount equal to 85% of the fair market value per share of our common stock on the last day of the offering period. The fair market value of our common stock is the closing price as of such date as reported by NASDAQ.

Adjustments in the Event of Changes Affecting Common Stock and Acquisition Events

        The Board of Directors shall make appropriate adjustments in connection with outstanding options to reflect stock dividends, stock splits and similar events. In the event of a merger, sale of all or substantially all of our assets, or similar event, our Board, in its discretion, may provide for substitution or adjustments of the options, may cancel the options and return the payroll deductions, or may shorten the current offering period to provide for an earlier exercise date.

Withdrawal from the Employee Stock Purchase Plan

        An employee may at any time prior to the close of business on the exercise date and for any reason permanently draw out the balance accumulated in the employee's account and thereby withdraw from participation in an offering. An employee's withdrawal from an offering period does not have any effect upon his eligibility to participate in subsequent offering periods under the plan.

Termination of Employment

        Termination of an employee's employment for any reason, including retirement or death, cancels his participation in the Employee Stock Purchase Plan immediately. In such event, payroll deductions credited to the employee's account will be returned to him, or in the case of death, to the person entitled thereto as provided in the plan.

Termination or Amendment

        The Board may, at any time, amend or terminate the Employee Stock Purchase Plan.

Federal Income Tax Consequences

        The following generally summarizes the United States federal income tax consequences that will arise with respect to participation in the plan and with respect to the sale of common stock acquired under the plan. This summary is based on the tax laws in effect as of the date of this proxy statement. This summary assumes that the Employee Stock Purchase Plan complies with section 423 of the Internal Revenue Code. Changes to these laws could alter the tax consequences described below.

  Tax Consequences to Participants.    A participant will not have income upon enrolling in the plan or upon purchasing stock at the end of an offering.

          A participant may have both compensation income and a capital gain or loss upon the sale of stock that was acquired under the plan. The amount of each type of income and loss will depend on when the participant sells the stock.

          If the participant sells the stock more than two years after the commencement of the offering during which the stock was purchased and more than one year after the date that the participant purchased the stock, at a profit (the sales proceeds exceed the purchase price), then the participant will have compensation income equal to the lesser of:

    •
    15% of the value of the stock on the first day of the offering period; and

    •
    the participant's profit.

          Any excess profit will be long-term capital gain. If the participant sells the stock at a loss (if sales proceeds are less than the purchase price) after satisfying these waiting periods, then the loss will be a long-term capital loss.

          If the participant sells the stock prior to satisfying these waiting periods, then he or she will have engaged in a disqualifying disposition. Upon a disqualifying disposition, the participant will have compensation income equal to the value of the stock on the day he or she purchased the stock less the purchase price. The participant also will have a capital gain or loss equal to the difference between the sales proceeds and the value of the stock on the day he or she purchased the stock. This capital gain or loss will be long-term if the participant has held the stock for more than one year and otherwise will be short-term.

  Tax Consequences to the Company.    There will be no tax consequences to the Company except that we will be entitled to a deduction when a participant has compensation income upon a disqualifying disposition. Any such deduction will be subject to the limitations of Section 162(m) of the Code.

Benefits Under the 2000 Employee Stock Purchase Plan

        Participation in the Employee Stock Purchase Plan is voluntary and we cannot now determine the benefits to be granted in any plan period to any particular employee.

The Board of Directors believes that the amendment to increase the number of shares authorized for issuance under the 2000 Employee Stock Purchase Plan from 1,500,000 to 1,850,000 is in the best interests of the Company and its stockholders and therefore recommends that you vote FOR this proposal.

Other Matters

        As of the date of this Proxy Statement, the Board of Directors does not know of any other matters that may come before the Meeting, other than as set forth in the Notice of Annual Meeting of Stockholders and this Proxy Statement. If any other matters properly come before the meeting, it is the intention of the designated persons named in the Proxy Card to vote, or otherwise act, in accordance with their best judgment on such matters.

Deadline for Submission of Stockholder Proposals for the 2009 Annual Meeting

        Proposals of stockholders intended to be presented at the 2009 Annual Meeting pursuant to Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), must be received by us no later than September 29, 2008 in order that they may be included in the Proxy Statement and form of proxy relating to that meeting. Proposals should be addressed to Douglas G. Bryant, Secretary, Network Engines, Inc., 25 Dan Road, Canton, Massachusetts 02021.

        In addition, our by-laws require that we be given advance notice of stockholder nominations for election to our Board of Directors and of other business that stockholders wish to present for action at an Annual Meeting of Stockholders (other than matters included in our Proxy Statement in accordance with Rule 14a-8). Such nominations, other than those made by or on behalf of the Board of Directors, shall be made by notice in writing delivered or mailed by first class United States mail, postage prepaid, to the Secretary, and received not less than 60 days nor more than 90 days prior to such meeting; provided, however, that if less than 70 days notice or prior public disclosure of the date of the meeting is given to stockholders, such nomination shall have been mailed or delivered to the Secretary not later than the close of business on the 10th day following the date on which the notice of the meeting was mailed or such public disclosure was made, whichever occurs first. Our by-laws also require that such notice contain certain additional information. Copies of our by-laws can be obtained without charge from the Secretary.

INFORMATION ABOUT DIRECTORS

Background Information About Directors Continuing in Office

        Our Class I and Class III directors will continue in office following the Meeting. The terms of our Class I directors will end at our 2010 Annual Meeting of Stockholders and the terms of our Class III directors will end at our 2009 Annual Meeting of Stockholders. Brief biographies of these directors, as of January 1, 2008, follow. Information with respect to the number of shares of common stock beneficially owned by each director, directly or indirectly, as of December 31, 2007, appears herein under the heading "Stock Ownership of Directors, Officers and Greater-Than-5%-Stockholders."

Directors Whose Terms Expire In 2009 (Class III Directors)

John A. Blaeser

        John A. Blaeser, age 66, has served as one of our directors since October 1999. Currently, Mr. Blaeser is a consultant and corporate director. From January 1996 until June 2005, Mr. Blaeser served as President, Chief Executive Officer and Chairman of the Board of Concord Communications Inc., a maker of e-business management solutions. Mr. Blaeser served as Managing General Partner of EG&G Venture Partners from January 1990 to December 1995. Mr. Blaeser is a director of several privately-held technology companies.

Robert M. Wadsworth

        Robert M. Wadsworth, age 47, has served as one of our directors since December 1999. He has been a Managing Director of HarbourVest Partners, LLC since January 1997 and Managing Director of Hancock Venture Partners, Inc. since 1989. Both HarbourVest Partners and Hancock Venture Partners are global private equity firms investing in industrial and information technology companies on a worldwide basis and are under common control. HarbourVest Partners is an affiliate of ours (see "Stock Ownership of Directors, Officers and Greater-Than-5%-Stockholders"). Mr. Wadsworth is a member of the board of directors of several domestic and international private companies, as well as Trintech Group PLC, a publicly-held provider of transaction management software and Vocaltec Communications, a publicly-held provider of VOIP infrastructure products.

Directors Whose Terms Expire in 2010 (Class I Directors)

Gary E. Haroian

        Gary E. Haroian, age 56, has served as one of our directors since June 2003. Mr. Haroian has provided consulting and advisory services to technology companies since December 2002. From April 2000 to December 2002, Mr. Haroian held a variety of senior management positions, including roles as Chief Financial Officer, Chief Operating Officer and interim Chief Executive Officer, at Bowstreet Software, a provider of development tools for web applications. Prior to Bowstreet, he served as Senior Vice President of Finance and Administration and Chief Financial Officer at Concord Communications, Inc., a maker of e-business management solutions, from February 1997 to April 2000. He also served as Chief Financial Officer, President and Chief Operating Officer, and Chief Executive Officer of Stratus Computer, Inc., a manufacturer of fault tolerant computers, from 1983 to 1996. Mr. Haroian is a director of Aspen Technology, Inc., Lightbridge Inc., and Phase Forward, Inc., each a publicly held company, and is also a director of a privately-held software company.

Dennis A. Kirshy

        Dennis A. Kirshy, age 65, has served as one of our directors since July 1997. Mr. Kirshy is a private investor and has advised and invested in small technology companies in the networking,

internetworking and computer industries since February 1993. Mr. Kirshy is a director of several privately-held companies in the networking, telecommunications and software arenas.

Charles A. Foley

        Mr. Foley, age 46, has served as one of our directors since September 2007. Mr. Foley currently serves as Chief Executive Officer of Digital Ocular Networks, a company that provides hi-resolution video surveillance systems. From July 2004 to November 2006, Mr. Foley served as President of Tacit Networks, Inc., a provider of WAN optimization technology for wide area file services and from November 2001 to July 2004 served as the Chairman and Chief Executive Officer of Infinicon Systems, Inc., a provider of network switches. Mr. Foley is a director of Critical Links, S.A. and Delphine Group International, both private companies.

CORPORATE GOVERNANCE

        The Company's Board of Directors has long believed that good corporate governance is important to ensure that the Company is managed for the long-term benefit of stockholders. This section describes key corporate governance guidelines and practices that the Company has adopted. Complete copies of the corporate governance guidelines, committee charters and code of conduct described below are available in the Investor Relations section of the Company's website at www.networkengines.com. Alternatively, you can request a copy of any of these documents by writing to our Investor Relations Department, Network Engines, Inc., 25 Dan Road, Canton, Massachusetts 02021.

Corporate Governance Guidelines

        The Board has adopted corporate governance guidelines to assist the Board in the exercise of its duties and responsibilities and to serve the best interests of the Company and its stockholders. These guidelines, which provide a framework for the conduct of the Board's business, provide that:

  •
  the principal responsibility of the directors is to oversee the management of the Company;

  •
  a majority of the members of the Board shall be independent directors;

  •
  the independent directors meet regularly in executive session;

  •
  directors have full and free access to management and, as necessary and appropriate, independent advisors;

  •
  new directors participate in an orientation program and all directors are expected to participate in continuing director education on an ongoing basis; and

  •
  at least annually the Board and its committees will conduct a self-evaluation to determine whether they are functioning effectively.

Board and Committees

        Currently, the Board of Directors is composed of Messrs. Blaeser, Haroian, Kirshy, Richardson, Shortell, Foley and Wadsworth. Under applicable NASDAQ rules, a director of the Company will only qualify as an "independent director" if, in the opinion of the Company's Board of Directors, that person does not have a relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The Board of Directors has determined that none of Messrs. Blaeser, Haroian, Kirshy, Richardson, Foley or Wadsworth has a relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is an "independent director" as defined under Rule 4200(a)(15) of the NASDAQ Stock Market, Inc. Marketplace Rules.

        The Board of Directors met six times during Fiscal 2007 and acted by written consent two times. It is the practice of the independent directors to meet in executive session at the opening or conclusion of each in-person board meeting. The Lead Director chairs the meeting of independent directors. Each of the directors attended at least 75% of the total number of meetings of the Board of Directors and the committee(s) on which he served during Fiscal 2007. Pursuant to our Corporate Governance Guidelines all directors are encouraged to attend our Annual Meeting of Stockholders. All but one of our then serving directors were in attendance at our 2007 Annual Meeting. The Board of Directors has established a compensation committee (the "Compensation Committee"), an audit committee (the "Audit Committee") and a nominating committee (the "Nominating Committee"), each of which operates under a charter approved by the Board which may be found in the Investor Relations section of our website at www.networkengines.com.

Compensation Committee

        The Compensation Committee reviews executive officer salaries, administers any bonus, incentive compensation and stock option plans, and approves or recommends the Board to approve the salaries and other benefits of our executive officers. In addition, the Compensation Committee consults with management regarding retirement and other benefit plans and the compensation policies and practices.

        In Fiscal 2007, Messrs. Kirshy, Blaeser and Wadsworth served on the Compensation Committee for the entire year. Mr. Kirshy is the Chairman of the Compensation Committee. The Board has determined that Messrs. Kirshy, Blaeser and Wadsworth are "independent" as that term is defined by applicable rules of NASDAQ. The Compensation Committee met six times and acted by written consent four times during Fiscal 2007.

Audit Committee

        The Audit Committee is responsible for the oversight of our accounting and financial reporting processes and the audits of our financial statements. In discharging its duties, the Audit Committee:

  •
  selects and engages our independent registered public accounting firm;

  •
  reviews the effectiveness of our accounting policies and practices, financial reporting and internal controls;

  •
  reviews any transactions that involve a potential conflict of interest;

  •
  reviews and discusses audited financial statements with our management and our independent registered public accounting firm;

  •
  reviews the scope of independent audit coverage and the fees charged by the independent registered public accounting firm; and

  •
  reviews the independence of such registered public accounting firm from our management.

        The Audit Committee also reviews other matters with respect to our accounting, auditing and financial reporting practices and procedures as it may find appropriate or may be brought to its attention. The Audit Committee acts pursuant to a written charter, which was amended by the Board on December 4, 2006.

        The Audit Committee is currently composed of Messrs. Haroian, Blaeser, and Richardson, each of whom the Board has determined is "independent," as that term is defined by applicable rules of NASDAQ and the independence requirements contemplated by Rule 10A-3 under the Exchange Act. The Board of Directors has determined that each Audit Committee member has sufficient knowledge in financial and auditing matters to serve on the Committee. The Board has also determined that Mr. Haroian, the Audit Committee's chairman, is an "audit committee financial expert" as defined under Item 401(h)(2) of Regulation S-K of the Securities Exchange Act of 1934, as amended. The Audit Committee met 16 times and acted by written consent two times during Fiscal 2007.

Nominating Committee

        The Board formed the Nominating Committee in July 2003. The Nominating Committee is currently composed of Messrs. Richardson, Kirshy and Wadsworth. Mr. Richardson is the Chairman of the Nominating Committee. The Nominating Committee recommends to the Board the persons to be nominated for election as directors at any meeting of stockholders, develops and recommends to the Board a set of corporate governance principles applicable to the Company and oversees the evaluation of the Board. The Board has determined that each of the members of the Nominating Committee is "independent," as that term is defined by applicable rules of NASDAQ. The Nominating Committee acts pursuant to a written charter, which was amended by the Board on December 14, 2006. The Nominating Committee met once during Fiscal 2007.

Special Committee

        During fiscal 2007 our Board of Directors formed a Special Committee with the specific purpose of overseeing our acquisition of Alliance Systems, Inc. which occurred on October 11, 2007. The Special Committee was comprised of Messrs. Blaeser, Haroian and Wadsworth. The Special Committee met 2 times during fiscal 2007.

Executive and Director Compensation Process

        Our Compensation Committee periodically compares the compensation levels of our executive officers with other leading companies in related industries through reviews of survey and other market data. We review the performance of our executive officers with respect to our strategic goals and objectives on an annual basis, mainly from August to September of each year. Our Chief Executive Officer reviews the performance of all other executive officers using our standard performance review form. Based on this review, the Chief Executive Officer may, but is not required to, make a recommendation for a salary increase for the other executive officers to our Compensation Committee. The Compensation Committee evaluates whether to approve the recommendations from our Chief Executive Officer and whether to increase the base salary of our Chief Executive Officer and, if so, the amount of the increase. The approved base salary increases become effective on the date as determined by the Compensation Committee, generally October 1, the beginning of our fiscal year.

        The level of bonus pay for named executive officers, other than the Chief Executive Officer, is recommended by the Chief Executive Officer and approved by the Compensation Committee. The Compensation Committee determines the level of bonus pay for our Chief Executive Officer. These incentive bonuses are linked to the achievement of company performance goals, which are comprised of financial objectives.

        New hire stock option awards for non-executive officers are approved by the Chief Executive Officer or Chief Financial Officer (pursuant to applicable equity award guidelines for each job position) under the authority delegated to them by the Compensation Committee and are effective on the last day of the month in which the employee was hired. Generally, new hire awards for executive officers require approval of the Compensation Committee.

        We also make annual stock option awards to selected employees, including our executive officers. These awards are typically granted in November or December in order to give the Compensation Committee the benefit of a completed year of performance prior to making the grants. For executive officers (other than the Chief Executive Officer), our Chief Executive Officer makes those recommendations to the Compensation Committee based on his own assessment of each executive officer's performance combined with their past grants awarded. For the Chief Executive Officer, our

Compensation Committee makes those recommendations. The Compensation Committee then reviews and approves the awards with any modifications they deem appropriate.

        The Compensation Committee has the authority to retain compensation consultants and other outside advisors to assist in the evaluation of executive officer compensation.

Director Nomination Process

        Stockholders may recommend director candidates for inclusion by the Board of Directors in the slate of nominees that the Board recommends to stockholders for election. The Nominating Committee will review the qualifications of recommended candidates. If the Board decides to nominate a stockholder-recommended candidate and recommends his or her election as a director by the stockholders, his or her name will be included in the Company's proxy card for the stockholder meeting at which his or her election is recommended.

        Stockholders may recommend individuals to the Nominating Committee for consideration as potential director candidates by submitting their names and background and a statement as to whether the stockholder or group of stockholders making the recommendation has beneficially owned more than 5% of the Company's common stock for at least a year as of the date such recommendation is made, to Mr. Richardson, Chairman of the Nominating Committee, at the address set forth below under "Stockholder Communications." The Nominating Committee will consider a recommendation only if appropriate biographical information and background material is provided on a timely basis. The process followed by the Nominating Committee to identify and evaluate candidates includes requests to Board members and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by members of the Nominating Committee and the Board. The Nominating Committee is authorized to retain advisers and consultants and to compensate them for their services.

        Assuming that appropriate biographical and background material is provided for candidates recommended by stockholders, the Nominating Committee will evaluate those candidates by following substantially the same process, and applying substantially the same criteria, as for candidates submitted by Board members or by other persons. In considering whether to recommend any candidate for inclusion in the Board's slate of recommended director nominees, including candidates recommended by stockholders, the Nominating Committee will apply the criteria that are set forth in our Corporate Governance Guidelines. These criteria include the candidate's integrity, business acumen, experience, diligence, conflicts of interest and the ability to act in the interests of all stockholders. The Nominating Committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. We believe that the backgrounds and qualifications of the directors, considered as a group, should provide a significant composite mix of experience, knowledge and abilities that will allow the Board to fulfill its responsibilities.

        Stockholders also have the right to nominate director candidates themselves, without any prior review or recommendation by the Nominating Committee or the Board, by the procedures set forth herein under "Deadline for Submission of Stockholder Proposals for the 2009 Annual Meeting."

Stockholder Communications

        The Board will give appropriate attention to written communications that are submitted by stockholders, and will respond if and as appropriate. Absent unusual circumstances or as contemplated by committee charters, and subject to any required assistance or advice from legal counsel, Mr. Richardson, the Chairman of the Nominating Committee, is primarily responsible for monitoring communications from stockholders and for providing copies or summaries of such communications to the other directors as he considers appropriate.

        Under procedures approved by a majority of the independent directors, communications are forwarded to all directors if they relate to important substantive matters and include suggestions or comments that Mr. Richardson as the Chairman of the Nominating Committee considers to be important to the directors to know. In general, communications relating to corporate governance and long-term corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances and matters as to which we tend to receive repetitive or duplicative communications.

        Stockholders who wish to send communications on any topic to the Board should address such communications in care of Douglas G. Bryant, Secretary, at Network Engines, Inc., 25 Dan Road, Canton, Massachusetts 02021.

Compensation Committee Interlocks and Insider Participation

        During Fiscal 2007, the members of the Compensation Committee were Messrs. Blaeser, Kirshy and Wadsworth. The issuance of options to such members of the Compensation Committee is discussed herein under "Compensation of Directors."

        None of our executive officers serves as a member of the board of directors or compensation committee, or other committee serving an equivalent function, of any other entity that has one or more of its executive officers serving as a member of our board of directors or compensation committee. None of the members of our compensation committee has ever been our employee.

        Mr. Wadsworth is a managing director of the limited liability corporation that controls HarbourVest Partners, one of our significant stockholders (see "Stock Ownership of Directors, Officers and Greater-Than-5%-Stockholders"). Mr. Wadsworth is also a director of Innoveer Solutions, Inc ("Innoveer"). We have, in the past, engaged Innoveer to provide certain professional services related to an upgrade of our customer resource management ("CRM") software system. These transactions are discussed in greater detail under "Certain Relationships and Related Party Transactions."

Compensation of Directors

        We reimburse directors for reasonable out-of-pocket expenses incurred in attending meetings of the Board of Directors. We also grant stock options to our non-employee directors pursuant to our 2000 Director Stock Option Plan. The plan provides that any non-employee director first elected to the Board after the date that the plan was adopted will receive a stock option award of 50,000 shares. All current non-employee directors, with the exception of Messrs. Richardson, Haroian and Foley, were elected to the Board prior to the adoption of the plan. The Plan further provides that each year, as of the Annual Meeting of Stockholders, each non-employee director will receive a stock option award of 15,000 shares. The first of such annual grants took place as of the 2001 Annual Meeting of Stockholders. All options granted under our 2000 Director Stock Option Plan were granted at an exercise price equal to the last reported sale price of our common stock, as reported on The NASDAQ Global Market on the date of grant.

        Directors are compensated $2,000 per Board meeting attended in person; $1,000 per telephonic meeting; $1,500 per Audit Committee meeting, whether in person or by phone; $1,000 per Compensation Committee, Nominating Committee or Special Committee meeting attended in person, and $500 per Compensation Committee, Nominating Committee or Special Committee meeting conducted by telephone. In addition, the Audit Committee Chairman receives an additional fee of $8,000 per year and the Compensation Committee Chairman receives an additional fee of $4,000 per year.

        The Compensation Committee evaluates the appropriate level and form of compensation for our non-employee directors at least annually and recommends changes to the Board when appropriate. The

Compensation Committee did not recommend any changes to director compensation for the fiscal year ended September 30, 2007. Our employee-director does not receive any additional compensation for serving on the Board. The table below summarizes the compensation we paid to non-employee Directors for the fiscal year ended September 30, 2007.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)	Total ($)
Robert M. Wadsworth	$17,500	$24,671	42,171
Fontaine K. Richardson	$35,000	$24,671	59,671
Dennis A. Kirshy	$20,500	$24,671	45,171
Gary E. Haroian	$43,000	$43,791	86,791
Charles A. Foley	$2,000	$432	2,432
John A. Blaeser	$40,500	$24,671	65,171

(1)
The amounts in this column represent the aggregate amount recognized for financial statement reporting purposes with respect to our non-employee directors for the fiscal year ended September 30, 2007, excluding the impact of estimated forfeitures related to service-based vesting conditions. We arrive at these amounts by taking the compensation cost for these options, calculated under Statement of Financial Accounting Standard No. 123(R) "Share Based Payment" ("SFAS 123R") on the date of grant, using assumptions set forth in Note 10 of our consolidated financial statements as filed with the SEC in our Annual Report on Form 10-K for the year ended September 30, 2007. The grant date fair value of each option expensed during the fiscal year ended September 30, 2007 is set forth in the following table, computed in accordance with SFAS 123(R) using the closed form Black-Scholes model as of that date. There were no option forfeitures by the directors during Fiscal 2007.

Report of the Audit Committee

        In connection with the preparation and filing of the Company's Annual Report on Form 10-K for the year ended September 30, 2007, the Audit Committee:

  (i)
  reviewed and discussed the audited financial statements with the Company's management, and with PricewaterhouseCoopers LLP, the Company's independent registered public accounting firm,

  (ii)
  discussed with PricewaterhouseCoopers LLP, the Company's independent registered public accounting firm, the matters required to be discussed by Statement of Auditing Standards 61 (as modified or supplemented); and

  (iii)
  received the written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1 (as modified or supplemented) and discussed with PricewaterhouseCoopers LLP its independence from the Company.

        Based on the review and discussions referred to above, among other things, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended September 30, 2007 for filing with the SEC.

AUDIT COMMITTEE

Gary E. Haroian
John A. Blaeser
Fontaine K. Richardson

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

        The following discussion and analysis contains statements regarding company performance targets and goals. These targets and goals are disclosed in the limited context of our executive compensation programs and should not be understood to be statements of management's future expectations or estimates of future results or other guidance. We specifically caution investors not to apply these statements to other contexts.

Philosophy and Goals

        The primary objectives of our Compensation Committee and our Board of Directors with respect to executive compensation are to attract, retain and motivate executives who make important contributions to the achievement of our business objectives, and to align the incentives of our executives with the creation of value for our stockholders. The Compensation Committee implements and maintains compensation plans to achieve these objectives. These plans and our compensation policies combine base salary and standard benefits as well as cash bonuses and equity incentives. Semi-annual incentive cash bonuses are tied to company performance goals, which are comprised of financial objectives. In determining total compensation we do not employ a purely formulaic approach to any of our compensation plans, in particular for allocating between cash and non-cash compensation. We try, however, to balance long-term equity and short-term cash compensation by offering reasonable base salaries and opportunities for growth through our stock option and other equity incentive programs. We implement total compensation packages for our executive officers in line with the median competitive levels of comparable companies.

        Our Compensation Committee periodically compares the compensation levels of our executive officers with other leading companies in related industries through reviews of survey and other market data. To assist our Compensation Committee in discharging its responsibilities and provide the Compensation Committee with information to benchmark our compensation levels with comparable market amounts, we maintain a membership with The Survey Group ("TSG"). Market compensation information provided by TSG is based on surveys they conduct on a periodic basis on behalf of their subscribing members. We did not engage TSG to conduct a survey or study specifically for us, however, we target compensation information for our positions that matched a specified position in the TSG Management survey. The information contained in these surveys is derived from companies primarily in the high technology and manufacturing sectors, with annual revenues generally ranging from $50 million to $200 million, all of which were located in the New England region. The TSG survey information excludes equity compensation information. Using the TSG survey information we compared the estimated total cash compensation to be paid to our executive officers in 2007 to the median compensation of each matching position in the composite group, expressed as a percentage of the market. This indicated that our total cash compensation to be paid to our positions was aligned to compensation that matched positions in the composite group within the median of the composite group at the 50th percentile.

        Other than our membership with TSG and use of their surveys, we have not retained any other compensation consultant to review our policies and procedures relating to Fiscal 2007 executive compensation. Going forward we expect that our Compensation Committee will continue to assess the need to engage a compensation consulting firm to provide advice and resources regarding our compensation levels and plans.

Elements of Compensation

        Our Compensation Committee has designed a program that consists of base salary, short-term incentive compensation in the form of a cash bonus, long-term incentive compensation in the form of stock options, severance and change in control benefits and benefits and other compensation. Executive officers are also eligible to participate in the standard health and welfare benefit programs that are offered to all of our employees. Compensation packages for our executive officers reflect an emphasis on performance-based incentive compensation, which, when combined with base salary, provides the opportunity for above market total compensation when superior performance is achieved. By using equity awards, our long-term incentive program is designed to promote share ownership among our executive officers thereby promoting shareholder value. The following describes each of the base salary, short-term and long-term incentive compensation elements.

  Base Salary

        In establishing the initial base salary of a potential candidate as well as periodic adjustments for existing executive officers, the base salary is determined using several factors. These factors consist of:

    a.
    performance and achievement of strategic goals;

    b.
    experience level;

    c.
    responsibility level in their current as well as their prospective job; and

    d.
    the market conditions for similar positions using the information from TSG mentioned above.

        We review the market information received from TSG, and determine the base salary to offer a new or existing employee, keeping in mind the other factors (experience level of the employee and the relative responsibilities that the employee is expected to hold) in order to arrive at a package that will be attractive to the prospective employee as well as to retain the current employees.

        We review performance of our executive officers with respect to our strategic goals and objectives on an annual basis, mainly from August to September of each year. Our Chief Executive Officer reviews the performance of all other executive officers using our standard performance review form. Based on this review, the Chief Executive Officer may, but is not required to, make a recommendation for a salary increase for the other executive officers to our Compensation Committee. Any executive officer hired during the year will have a prorated increase. The Compensation Committee evaluates whether to approve the recommendations from our Chief Executive Officer. Our Compensation Committee reviews the performance of our Chief Executive Officer to determine if an increase in base salary from the previous year is warranted, and, if so, the amount of the increase. Increases in an executive officer's salary are based on the executive officer's individual performance compared to established review criteria and the compensation level necessary to retain key executive officers as benchmarked with market data from TSG. The approved base salary increases become effective on the date as determined by the Compensation Committee, generally October 1, the beginning of our fiscal year. Fiscal 2007 base salary amounts of our named executive officers are shown on the Summary Compensation table below.

        On March 7, 2006, we entered into an Offer Letter with Mr. Murphy to mitigate any risk that he would leave us to work for his predecessor. The terms of his Offer Letter provided that Mr. Murphy could earn a retention bonus in the total amount of $50,000, $20,000 of which was paid on October 1, 2006 and $15,000 of which was paid on April 1, 2007. The remaining $15,000 is payable on April 1, 2008, provided Mr. Murphy continues his employment with us through such date. Other than Mr. Murphy, no other executive officer had a retention bonus as of September 30, 2007. On January 11, 2008 we entered into retention agreements with our named executive officers as further described below under, "Potential Payments Upon Termination or Change of Control."

  Short-term Incentive Compensation

        We use annual incentive cash bonuses to motivate our named executive officers to achieve and exceed specified goals. The level of bonus pay for named executive officers, other than the Chief Executive Officer, is recommended by the Chief Executive Officer and approved by the Compensation Committee. The Compensation Committee determines the level of bonus pay for our Chief Executive Officer. These incentive bonuses are linked to the achievement of Company performance goals, which are comprised of financial objectives. In Fiscal 2007, our Compensation Committee approved specific company-related performance goals under our 2007 Executive Bonus Program, upon which the bonuses of all our named executive officers would be determined.

  2007 Executive Bonus Program

        The Bonus Program was divided into three earning periods:

    1.
    First six months of the fiscal year

    2.
    Second six months of the fiscal year and

    3.
    Full fiscal year.

        The total eligible annual bonus amount of our executive officers was allocated to each earning period as follows: 35% as to the first six months, 40% as to the second six months, and 25% as to the full fiscal year. Bonuses earned are paid semiannually, and in order to be eligible for a bonus payment, the executive officer is required to be employed, as a full time employee, by us for the full duration of the period for which the bonus calculation is based on.

        Under the 2007 Executive Bonus Program, Company performance goals for each of the three earning periods were based on adjusted operating profit (loss) of the Company (the "Corporate Metric"). The Corporate Metric was determined using our GAAP operating profit (loss) adjusted to remove the effects of stock-based compensation expense, and any other non-recurring expenses as determined by our Chief Executive Officer and Chief Financial Officer, and approved by our Compensation Committee. Our Chief Executive Officer and Chief Financial Officer provided recommended Corporate Metric targets for each of the measurement periods to our Compensation Committee. These recommendations were reviewed, modified, if necessary, and approved by our Compensation Committee. Once set the established targets generally are not changed, but any such change would require Compensation Committee approval. The approved Corporate Metrics for Fiscal 2007 were ($750,000) as to the first six months, $630,000 as to the second six months, and $405,000 as to the full fiscal year.

        Bonuses were paid based on a graduated scale of Corporate Metric achievement, whereby 100% achievement resulted in a payout of 100%. Corporate Metric achievement between 0% to 90% of the target resulted in a bonus payout ranging from 0% to 89%, and achievement between 110% to 170% resulted in a bonus payout ranging from 103% to 120%. Bonus payments were determined by multiplying the executive officer's pro-rata bonus for the respective earning period by the corresponding percentage for the target achieved.

        In Fiscal 2007, 100% of each executive officer's annual bonus was based on the Corporate Metric. For each of the three earning periods for Fiscal 2007 we exceeded the established Corporate Metrics resulting in bonus payouts of 120% of our executive officers' targeted incentive bonus. The table below reflects for each named executive officer the target and actual incentive earned for the first six months, second six months, and full Fiscal 2007.

	First Six Months		Second Six Months		Full Fiscal 2007
	Target Incentive Bonus	Actual Incentive Bonus	Target Incentive Bonus	Actual Incentive Bonus	Target Incentive Bonus	Actual Incentive Bonus
Gregory A. Shortell, Chief Executive Officer and President	$61,250	$73,500	$70,000	$84,000	$43,750	$52,500
Douglas G. Bryant, Chief Financial Officer, Treasurer and Secretary	$43,750	$52,500	$50,000	$60,000	$31,250	$37,500
Richard P. Graber, Vice President of Operations	$36,750	$44,100	$42,000	$50,400	$26,250	$31,500
Hugh W. Kelly, VP Worldwide Marketing	$22,750	$28,350	$27,000	$32,400	$16,875	$20,250
Kevin J. Murphy Jr., Chief Technology Officer	$12,250	$14,700	$14,000	$16,800	$8,750	$10,500

  Long-term Incentive Compensation

  1999 Stock Incentive Plan

        Our Compensation Committee awards long-term incentives under our 1999 Stock Incentive Plan (the "1999 Plan"). Long-term incentives are intended to help align the interests of our executive management with those of our stockholders. In designing a long-term incentive plan, our Compensation Committee seeks instruments and a program that optimally balances the following objectives: (1) provide our executive officers with incentive to build long-term shareholder value, (2) incur reasonable accounting and dilution costs for us and our existing shareholders, (3) be tax effective for us and our executive officers, (4) be directly linked to our performance rather than general fluctuations in the market or particular industries, (5) equitably balance risk and (6) be competitive with those offered by companies in related markets.

        Our Compensation Committee administers the plans and designates (1) who will receive equity awards, (2) the number of options to be awarded, and (3) other terms and conditions of the award. The number of shares of common stock subject to stock option grants is generally intended to reflect the significance of our executive officers' current and anticipated contributions to us. In determining the terms of each option our Compensation Committee primarily considers our executive officers' past performance compared to our standard performance review criteria, the terms of our executive officers' current options, and the degree to which an incentive for long-term performance would benefit us. For any new executive officer, our Compensation Committee will approve the number of options to offer.

        Our stock programs include long vesting periods to optimize the retention value of these options and to orient the interests of our executive officers to long-term success. Generally, stock options granted upon the commencement of employment vest as follows: 25% upon the first anniversary of the date of grant and approximately 6.25% each quarter thereafter over three years. Stock options granted in subsequent years vest over four years, in equal quarterly installments, beginning with the first quarter subsequent to the grant. In either case, if employees terminate their employment before these vesting periods, they forfeit the unvested portions of these awards.

        We do not coordinate option grants with the release of material, non-public information. Although our Compensation Committee has discretion regarding the exercise price of any option, to date the exercise price of options granted by us has always been set at 100% of the fair market value of the stock on the grant date. The value realizable from exercisable options is dependent upon the extent to which our performance is reflected in the price of our common stock at any particular point in time. However, the decision as to whether such value will be realized through the exercise of an option in any particular year is primarily determined by each individual within the limits of the vesting schedule and not by our Compensation Committee.

  Our Equity Award Grant Practices

        New hire stock option awards for non-executive officers are approved by the Chief Executive Officer or Chief Financial Officer (pursuant to applicable equity award guidelines for each job position) under the authority delegated to them by the Compensation Committee with grant dates being on the last day of the month in which the employee was hired. Generally, new hire awards for executive officers require approval of the Compensation Committee, which also have the date of grant as the last day of the month in which the executive officer is hired. All stock option awards are granted with an exercise price equal to the closing price of our common stock on the date of grant.

        We also make annual stock option awards to selected employees, including our executive officers. These awards are typically granted in November or December in order to give the Compensation Committee the benefit of a completed year of performance prior to making the grants. For executive officers (other than the Chief Eexecutive Officer), our Chief Executive Officer makes those recommendations to the Compensation Committee based on his own assessment of each executive officer's performance during the past fiscal year, as compared to our standard performance review criteria, combined with their past grants awarded. For the Chief Executive Officer, our Compensation Committee makes those recommendations. The Compensation Committee then reviews and approves the awards with any modifications they deem appropriate.

Severance and Change of Control Benefits

        On January 11, 2008 we entered into retention agreements with each of our named executive officers. Prior to January 11, 2008 only our Chief Executive Officer had an agreement that provided for severance benefits. Pursuant to their executive retention agreements, our executive officers are entitled to specified benefits in the event of the termination of their employment under specified circumstances, including termination following a change of control of our company. We have provided more detailed information about these benefits, along with estimates of their value under various circumstances, below under "—Change of Control Agreements." We believe providing these change of control benefits helps us compete for and retain executive talent.

        Our Compensation Committee engaged DolmatConnel & Partners, an independent compensation consulting firm, to conduct a study to determine whether our severance benefit practices were in line with severance packages offered to executive officers by companies at comparable stages of development in our industry and related industries. As a result of this study, the Compensation Committee determined that entering into the executive retention agreements would result in severance packages comparable with other companies in our industry.

        In these executive retention agreements, we have change of control benefits that have been structured as "double trigger" benefits. In other words, the change of control by itself does not trigger benefits. Rather, benefits are paid only if the employment of the executive officer is terminated in specified circumstances during a specified period after the change of control. We believe a "double trigger" benefit maximizes stockholder value because it prevents an unintended windfall to executive officers in the event of a friendly change of control, while still providing them appropriate incentives to cooperate in negotiating any change of control in which the executive officers believe they may lose their jobs.

Benefits and Other Compensation

        We maintain broad-based benefits that are provided to all employees, including medical and dental insurance, life and disability insurance and a 401(k) plan. Other benefits we offer to all full-time employees include programs for job-related educational assistance. Executive officers are eligible to participate in all of our employee benefit plans, in each case on the same basis as other full-time employees.

Tax Deductibility

        Section 162(m) of the Internal Revenue Code of 1986, as amended, generally disallows a tax deduction to public companies for certain compensation in excess of $1 million paid to the company's Chief Executive Officer and the four other most highly compensated executive officers. Certain compensation, including qualified performance-based compensation, will not be subject to the deduction limit if certain requirements are met. The Compensation Committee reviews the potential effect of Section 162(m) periodically and uses its judgment to authorize compensation payments that may be subject to the limit when the Compensation Committee believes such payments are appropriate and in the best interests of the company and its stockholders, after taking into consideration changing business conditions and the performance of its employees.

Compensation Committee Report

        The Compensation Committee of our Board of Directors, has reviewed and discussed the Compensation, Discussion and Analysis contained in this Proxy Statement with management and, based on such review and discussions, the Compensation Committee recommended that the Compensation Discussion and Analysis be included in this Proxy Statement and in the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 2007 for filing with the SEC.

Compensation Committee

Dennis A. Kirshy
John A. Blaeser
Robert M. Wadsworth

Summary Compensation Table

        The following table sets forth information concerning total compensation for the fiscal year ended September 30, 2007 for the Chief Executive Officer, the Chief Financial Officer and the three other most highly compensated executive officers of the Company, collectively our Named Executive Officers ("NEO").

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation Earnings ($)(3)	Total ($)
Gregory A. Shortell Chief Executive Officer and President	2007	$350,000	$—	$353,433	$210,000	$913,433
Douglas G. Bryant Chief Financial Officer, Treasurer and Secretary	2007	210,000	—	101,347	150,000	461,347
Richard P. Graber Vice President of Operations	2007	200,000	—	691,284	126,000	1,017,284
Hugh W. Kelly VP Worldwide Marketing	2007	195,000	—	69,956	81,000	345,956
Kevin J. Murphy Jr. Chief Technology Officer	2007	170,000	15,000	102,766	42,000	349,766

(1)
The bonus earned by Mr. Murphy was paid in connection with the terms of Mr. Murphy's Offer Letter dated March 7, 2006, as described above.

(2)
The amounts in this column represent the aggregate amount recognized for financial statement reporting purposes with respect to the named executive officers for the fiscal year ended September 30, 2007, excluding the impact of estimated forfeitures related to service-based vesting conditions. We arrive at these amounts by taking the compensation cost for these options, calculated under Statement of Financial Accounting Standard No. 123(R) "Share Based Payment" ("SFAS 123R") on the date of grant, using assumptions set forth in Note 10 of our consolidated financial statements as filed with the SEC in our Annual Report on Form 10-K for the year ended September 30, 2007. There were no option forfeitures by the named executive officers during Fiscal 2007.

(3)
Amounts reflected in this column represent cash payments for our NEOs Fiscal 2007 performance under our 2007 Executive Bonus Program.

Grants of Plan-Based Awards in Fiscal 2007

        The table below shows each grant of an award made to an NEO under any plan during the year ended September 30, 2007.

					All Other Option Awards: Number of Securities Underlying Options (#)(2)
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)				Exercise or Base Price of Option Awards ($/Sh)(3)	Grant Date Fair Value of Stock and Option Awards ($)(4)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)
Gregory A. Shortell
2007 Executive Bonus Program	11/16/2006	$—	$175,000	$210,000	—	—	—
Douglas G. Bryant
2007 Executive Bonus Program	11/16/2006	$—	$125,000	$150,000	—	—	—
1999 Stock Incentive Plan	11/16/2006	—	—	—	50,000	$2.25	$76,300
Richard P. Graber
2007 Executive Bonus Program	11/16/2006	$—	$105,000	$126,000	—	—	—
1999 Stock Incentive Plan	11/16/2006	—	—	—	75,000	$2.25	$114,450
Hugh W. Kelly
2007 Executive Bonus Program	11/16/2006	$—	$60,000	$81,000	—	—	—
1999 Stock Incentive Plan	11/16/2006	—	—	—	25,000	$2.25	$38,150
Kevin J. Murphy, Jr.
2007 Executive Bonus Program	11/16/2006	$—	$35,000	$42,000	—	—	—
1999 Stock Incentive Plan	11/16/2006	—	—	—	25,000	$2.25	$38,150

(1)
These columns reflect threshold, target and maximum payout levels under our 2007 Executive Bonus Program. The actual amount earned by each NEO is reported under the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table. Mr. Kelly's annual targeted amount was $60,000 with respect to the first three months, and increased to $70,000 with respect to the second nine months and full fiscal year. Additional information about our 2007 Executive Bonus Program is included in the Compensation Discussion and Analysis section of this proxy statement.

(2)
This column reports the number of stock options granted in Fiscal 2007 to the Named Executive Officers. These options will vest equally over four years in quarterly installments. For more information concerning the equity granting process, see the Compensation Discussion and Analysis.

(3)
The exercise price of the stock option awards granted in Fiscal 2007 is the fair market value (closing price) of our common stock on each of the respective grant dates.

(4)
The option value reported in this column is the grant date fair value of the option award according to SFAS123(R). The full grant date fair value is the amount the Company would expense in its financial statements over the award's vesting schedule. The actual value realized by the Named Executive Officers will depend on the market value of Common Stock at a future date when the stock options are exercised.

Outstanding Equity Awards at Fiscal Year-End

        The following table sets forth information concerning stock options held by the Named Executive Officers as of September 30, 2007.

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#): Exercisable	Number of Securities Underlying Unexercised Options (#): Unexercisable		Option Exercise Price ($)	Option Expiration Date
Gregory A. Shortell	544,418	907,364	(1)	$1.36	1/6/2016
Douglas G. Bryant	100,000	—		$2.00	1/24/2010
	25,000	—		$0.79	4/23/2011
	50,000	—		$1.05	4/22/2012
	27,990	—		$0.92	10/8/2012
	187,500	—		$0.92	10/8/2012
	46,875	3,125	(2)	$4.40	12/31/2013
	27,500	12,500	(2)	$2.76	12/27/2014
	21,875	28,125	(2)	$1.45	12/15/2015
	9,375	40,625	(2)	$2.25	11/16/2016
Richard P. Graber	281,250	18,750	(3)	$8.50	11/11/2013
	26,249	3,751	(3)	$3.88	3/30/2014
	61,875	28,125	(3)	$2.76	12/27/2014
	32,812	42,188	(3)	$1.45	12/15/2015
	14,062	60,938	(3)	$2.25	11/16/2016
Hugh W. Kelly	46,875	103,125	(4)	$2.04	6/26/2016
	4,687	20,313	(4)	$2.25	11/16/2016
Kevin J. Murphy Jr.	20,000			$2.18	5/14/2013
	11,250	750	(5)	$4.40	12/31/2013
	15,625	9,375	(5)	$2.61	1/6/2015
	5,250	6,750	(5)	$1.45	12/16/2015
	37,500	62,500	(5)	$3.03	3/15/2016
	4,687	20,313	(5)	$2.25	11/16/2016

(1)
Mr. Shortell's unexercisable options vest as follows: 90,737 shares on each of October 9, 2007 and January 9, April 9, July 9, October 9, 2008, 2009, and January 9, 2010.

(2)
Mr. Bryant's unexercisable options vest as follows: (a) 3,125 shares on December 31, 2007, (b) 2,500 shares on each of December 27, 2007, and March 27, June 27, September 27, December 27, 2008, (c) 3,125 shares on each of December 15, 2007 as well as March 15, June 15, September 15, December 15, 2008 and 2009, (d) 3,125 shares on each of December 16, 2007 as well as March 16, June 16, September 16, December 16, 2008, 2009, and 2010.

(3)
Mr. Graber's unexercisable options vest as follows: (a) 18,750 shares on November 11, 2007, (b) 1,875 shares on December 30, 2007 and March 30, 2008, (c) 5,625 shares on March 27, June 27, September 27, December 27, 2008 and March 27, 2009, (d) 4,688 shares on each of December 15, 2007 and March 15, June 15, September 15, December 15, 2008 and 2009 and (e) 4,687 shares on each of December 16, 2007 and March 16, June 16, September 16, December 16, 2008, 2009 and 2010.

(4)
Mr. Kelly's unexercisable options vest as follows: (a) 9,375 shares on each of December 26, 2007 and March 26, June 26, September 26, December 26, 2008 and 2009 as well as March 26, June 26, 2010 and (b) 1,562.5 shares on each of November 16, 2007 as well as February 16, May 16, August 16, November 16, 2008, 2009 and 2010.

(5)
Mr. Murphy's unexercisable options vest as follows: (a) 750 shares on December 31, 2007, (b) 1,563 shares on each of October 6, 2007, January 6, March 6, June 6, October 6, 2008 and January 6, 2009, (c) 750 shares on each of December 16, 2007 and March 16, June 16, September 16, December 16, 2008 and 2009, (d) 6,250 shares on each of December 15, 2007 and March 15, June 15, September 15, December 15, 2008 and 2009 as well as March 15, 2010, (e) 1,563 shares on each of November 16, 2007 as well as February 16, May 16, August 16, November 16, 2008, 2009 and 2010.

Option Exercises

        None of our NEOs exercised any stock options during Fiscal 2007.

Potential Payments Upon Termination or Change of Control

        Network Engines has arrangements with certain Named Executive Officers that may provide them with compensation following termination of employment. These arrangements are discussed below.

Severance Benefit Agreements

        In conjunction with Mr. Shortell's employment agreement, we also entered into a Severance Terms Agreement dated January 9, 2006 (the "Severance Agreement") with Mr. Shortell. Pursuant to this Severance Agreement, if Mr. Shortell's employment is terminated by us without Cause (as defined in the Severance Agreement), or by Mr. Shortell for Good Reason (as defined in the Severance Agreement), then we will, for a period of six months following termination, continue to pay Mr. Shortell his base salary as in effect on the date of termination and will pay the full COBRA premium for coverage similar to that maintained while Mr. Shortell was employed by us, provided he has timely elected and continues to be eligible for such coverage. This Severance Agreement was replaced in its entirety by the executive retention agreement we entered into with Mr. Shortell on January 11, 2008 as described below under "—Change of Control Agreements."

Change of Control Agreements

        As of September 30, 2007 we did not have any change of control agreements with any of our NEOs. However, our 1999 Stock Incentive Plan contains a "double trigger" provision that all outstanding stock options will immediately vest upon a change of control and subsequent termination of the employee by the Company without cause or by the employee for good reason, as defined by our 1999 Plan, a copy of which was filed with the SEC on April 7, 2000, as Exhibit 10.2 to our registration statement on Form S-1.

        Our practice in the case of change of control benefits has been to structure these as "double trigger" benefits. In other words, the change of control by itself does not trigger benefits. Rather, benefits are paid only if the employment of the employee is terminated in specified circumstances during a specified period after the change of control.

        On January 11, 2008 we entered into executive retention agreements with our named executive officers who were serving as executive officers on September 30, 2007. Under the executive retention agreements, upon execution of a release, each of these executive officers is entitled to a severance payment if we terminate the executive without cause, as defined in the executive retention agreement. Under these circumstances, these executive officers would be entitled to the following cash severance payments and the continuation of group medical and dental benefits to the extent permitted under each such plan for the following periods.

Name	Cash Payment	Continuation of Benefits
Gregory A. Shortell	1 times annual base salary plus accrued salary and pro-rata bonus	12 months
Douglas G. Bryant	0.5 times annual base salary plus accrued salary and pro-rata bonus	6 months
Richard P. Graber	0.333 times annual base salary plus accrued salary and pro-rata bonus	4 months
Hugh W. Kelly	0.5 times annual base salary plus accrued salary and pro-rata bonus	6 months
Kevin J. Murphy Jr.	0.5 times annual base salary plus accrued salary and pro-rata bonus	6 months

        Under the executive retention agreements, upon execution of a release, each of these executive officers is entitled to a severance payment if we terminate the executive without cause within one year after a change of control, as defined in the executive retention agreement, or the executive terminates employment for good reason within one year after a change of control. Under these circumstances, these executive officers would be entitled to the following cash severance payments and the continuation of group medical and dental benefits to the extent permitted under each such plan for the following periods.

Name	Cash Payment	Continuation of Benefits
Gregory A. Shortell	1.5 times annual base salary plus accrued salary and pro-rata bonus	18 months
Douglas G. Bryant	1 times annual base salary plus accrued salary and pro-rata bonus	12 months
Richard P. Graber	0.75 times annual base salary plus accrued salary and pro-rata bonus	9 months
Hugh W. Kelly	1 times annual base salary plus accrued salary and pro-rata bonus	12 months
Kevin J. Murphy Jr.	1 times annual base salary plus accrued salary and pro-rata bonus	12 months

        In addition, if we terminate any of these executive officers without cause within one year after a change of control or the executive officer terminates employment for good reason within one year after a change of control, such executive officer's unvested stock options and other equity incentive awards will immediately vest and become fully exercisable as of the termination date.

        The following tables set forth information regarding potential payments that each named executive officer who was serving as an executive officer on September 30, 2007 would have received if the executive officer's employment had terminated as of September 30, 2007, the last business day of the fiscal year, under the circumstances set forth below.

	Termination without Cause and without a Change in Control
Name	Cash Payment of Salary	Cash Payment of Bonus(1)	Total Cash Payment	Value of Benefits(2)
Gregory A. Shortell	$350,000	$136,500	$486,500	$24,000
Douglas G. Bryant	$105,000	$97,500	$202,500	$12,000
Richard P. Graber	$66,600	$81,900	$148,500	$8,000
Hugh W. Kelly	$97,500	$52,650	$150,150	$12,000
Kevin J. Murphy, Jr.	$85,000	$27,300	$112,300	$12,000

(1)
Represents the executives' bonuses earned for the second six months and full Fiscal 2007, since the assumed termination date coincides with the measurement date under our 2007 Executive Bonus Program. As a result, the executive officers would have been eligible for their pro-rata bonus, or 100%, by virtue of their employment through September 30, 2007.

(2)
Calculated based on our estimated costs of providing these benefits.

	Termination without Cause or for Good Reason within One Year After a Change in Control
Name	Cash Payment of Salary	Cash Payment of Bonus(1)	Total Cash Payment	Value of Benefits(2)	Value of Options with Accelerated Vesting(3)
Gregory A. Shortell	$525,000	$136,500	$661,500	$36,000	$399,240
Douglas G. Bryant	$210,000	$97,500	$307,500	$24,000	$9,844
Richard P. Graber	$150,000	$81,900	$231,900	$18,000	$14,766
Hugh W. Kelly	$195,000	$52,650	$247,650	$24,000	$—
Kevin J. Murphy, Jr.	$170,000	$27,300	$197,300	$24,000	$2,363

(1)
Represents the executives' bonuses earned for the second six months and full Fiscal 2007, since the assumed termination date coincides with the measurement date under our 2007 Executive Bonus Program. As a result, the executive officers would have been eligible for their pro-rata bonus, or 100%, by virtue of their employment through September 30, 2007.

(2)
Calculated based on our estimated costs of providing these benefits.

(3)
The amounts related to acceleration of stock options represent the value of unvested and accelerated in-the-money stock options as of September 30, 2007. This amount is equal to (a) the number of option shares that would vest, assuming a September 30, 2007 change of control and employment termination, multiplied by (b) the excess of the fair market value of our common stock over the exercise price of the option. The fair market value of our common stock was $1.80 on September 30, 2007 as reported by the NASDAQ Global Market. Mr. Kelly had no options that were in-the-money at September 30, 2007.

Retention Bonus

        Mr. Murphy is the only NEO that currently has a retention bonus, which we have described in our Compensation and Discussion Analysis above.

INFORMATION ABOUT STOCK OWNERSHIP, RELATED PARTY TRANSACTIONS AND PERFORMANCE

Stock Ownership of Directors, Officers and Greater-Than-5%-Stockholders

        The following table sets forth, as of December 31, 2007, information concerning beneficial ownership of our common stock by the following:

  •
  each person known by us to beneficially own more than 5% of our outstanding common stock;

  •
  each of our directors;

  •
  each of our executive officers; and

  •
  all of our directors and executive officers as a group.

        Unless otherwise noted below, and subject to applicable community property laws, to our knowledge, each person has sole voting and investment power over the shares shown as beneficially owned, except to the extent authority is shared by spouses under applicable law and except as set forth in the footnotes to the table. The inclusion herein of any shares deemed beneficially owned does not constitute an admission of beneficial ownership of those shares.

        Unless otherwise noted below, the address of each person is c/o Network Engines, Inc., 25 Dan Road, Canton, MA 02021.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Common Stock Outstanding(1)
5% Stockholders:
HarbourVest Partners and affiliated entities(2) One Financial Center, 44th Floor Boston, Massachusetts 02111	5,890,926	13.4%
Trinad Capital Master Fund, Ltd and affiliated entities(3) 2121 Avenue of the Stars, Suite 2550 Los Angeles, California 90067	2,849,571	6.5%
S.F. Family Holdings, Ltd 1709 Triple Crown Plano, TX 75093(4)	2,819,356	6.5%
Directors and Executive Officers:
Gregory A. Shortell(5)	758,391	1.7%
Douglas G. Bryant(6)	509,794	1.2%
Richard P. Graber(7)	456,562	1.0%
Hugh W. Kelly(8)	64,062	*
Kevin J. Murphy Jr.(9)	109,960	*
Charles N. Cone III	25,372	*
Ronald Pugh	4,698	*
John A. Blaeser(10)	177,500	*
Charles A. Foley	—	—
Gary E. Haroian(11)	80,000	*
Dennis A. Kirshy(12)	364,500	*
Fontaine K. Richardson(13)	105,000	*
Robert M. Wadsworth(14)	5,993,426	13.6%
All current directors and executive officers as a group (13 persons)(15)	8,649,265	18.7%

*
Less than 1 percent.

(1)
The number of shares beneficially owned by each stockholder is determined under rules promulgated by the SEC. The information does not necessarily indicate beneficial ownership for any other purpose. Under these rules, shares of common stock that a person or group has the right to acquire beneficial ownership of within 60 days after December 31, 2007 are deemed outstanding for computing the percentage ownership of the person holding such right but are not deemed outstanding for computing the percentage ownership of any other person.

(2)
Includes 926,386 shares owned by HarbourVest Partners V—Direct Fund, L.P and 4,964,540 shares owned by HarbourVest Partners VI—Direct Fund, L.P.

(3)
This information is based on a Schedule 13D dated November 15, 2007 filed with the SEC by Trinad Capital Master Fund, Ltd. et al. on November 20, 2007. The Schedule 13D reported that the Trinad entities collectively owned 6.4% the Company's common stock as of November 15, 2007. The Schedule 13D reported that the Trinad entities have investment discretion and/or voting power with respect to substantially all of such shares. There have been no filings with respect to these shares since November 2007.

(4)
These shares are deemed to be beneficially owned by the majority shareholder and founder of Alliance Systems, Inc. and were issued in connection with our acquisition of Alliance Systems, Inc. on October 11, 2007.

(5)
Includes 725,891 shares underlying options exercisable within 60 days of December 31, 2007.

(6)
Includes 483,125 shares underlying options exercisable within 60 days of December 31, 2007 and 4,998 shares held in a trust fund for Mr. Bryant's children. Mr. Bryant disclaims beneficial ownership of all shares held in a trust for his children.

(7)
Includes 456,562 shares underlying options exercisable within 60 days of December 31, 2007.

(8)
Includes 64,062 shares underlying options exercisable within 60 days of December 31, 2007.

(9)
Includes 108,313 shares underlying options exercisable within 60 days of December 31, 2007.

(10)
Includes 60,000 shares underlying options exercisable within 60 days of December 31, 2007.

(11)
Includes 80,000 shares underlying options exercisable within 60 days of December 31, 2007.

(13)
Includes 95,000 shares underlying options exercisable within 60 days of December 31, 2007.

(14)
Includes 926,386 shares owned by HarbourVest Partners V-Direct Fund, L.P. and 4,964,540 shares owned by HarbourVest Partners VI-Direct Fund, L.P. Mr. Wadsworth may be deemed to have or share voting or investment power with respect to these shares. He is a Managing Director of HarbourVest Partners, LLC, which controls HarbourVest Partners VI-Direct Fund, L.P. and HarbourVest Partners V-Direct Fund, L.P. Mr. Wadsworth disclaims beneficial ownership of these shares except to the extent of his pecuniary interest in the shares. Also includes 102,500 shares underlying options exercisable within 60 days of December 31, 2007.

(15)
Includes 2,250,453 shares underlying options exercisable within 60 days of December 31, 2007.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Exchange Act requires our executive officers, directors, and persons who own more than ten percent (10%) of a registered class of our equity securities to file reports of ownership on Forms 3, 4 and 5 with the SEC and with us. Based on our review of copies of such forms, each officer, director and 10% holder complied with his obligations in a timely fashion with respect to transactions in our securities during the fiscal year ended September 30, 2007.

Certain Relationships and Related Party Transactions

Related Party Transactions

        Mr. Wadsworth also serves as a director of Innoveer Solutions, Inc. ("Innoveer"). We previously engaged Innoveer to perform certain professional services related to our customer resource management ("CRM") software system. During the years ended September 30, 2007, 2006, and 2005, we incurred approximately $40,200, $80,000, and $14,300, respectively, related to these services. We had $7,000 outstanding to Innoveer at September 30, 2006 and no amounts outstanding to Innoveer at September 30, 2007.

Policies and Procedures for Related Party Transactions

        With respect to related party transactions, it is our policy for the Audit Committee to consider the nature of and business reason for such transactions, how the terms of such transactions compared to those which might be obtained from unaffiliated third parties and whether such transactions were otherwise fair to and in the best interests of, or not contrary to, our best interests. In addition, under our Audit Committee charter, all related party transactions require prior approval, or later ratification, by the Audit Committee.

Comparative Stock Performance

        The following graph compares the cumulative total return to holders of our common stock for the period from September 30, 2002 through September 30, 2007 with the cumulative total return over such period of the NASDAQ Stock Market (U.S.) Index, and the RDG Technology Composite.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
Among Network Engines, Inc., The NASDAQ Composite Index
And The RDG Technology Composite Index

*
$100 invested on 9/30/02 in stock or index-including reinvestment of dividends. Fiscal year ending September 30.

        The graph assumes the investment of $100 in our common stock and in each of such indices (and the reinvestment of all dividends). Measurement points are the last trading days of each of the years ended September 30, 2002, 2003, 2004, 2005, 2006 and 2007. The performance shown is not necessarily indicative of future performance.

        Notwithstanding anything to the contrary set forth in any of our filings under the Securities Act of 1933 or the Exchange Act that might incorporate other filings with the SEC, including this Proxy Statement, in whole or in part, the Report of the Compensation Committee and the Comparison of Cumulative Total Return graph shall not be deemed to be incorporated by reference into any such filings.

Householding of Annual Meeting Materials

        Some banks, brokers and other nominee record holders may be participating in the practice of "householding" Proxy Statements and Annual Reports. This means that only one copy of our Proxy Statement or Annual Report to stockholders may have been sent to multiple stockholders in each household. The Company will promptly deliver a separate copy of either document to any stockholder upon written or oral request to our Investor Relations Department, Network Engines, Inc., 25 Dan Road, Canton, Massachusetts 02021, telephone: (781) 332-1000. Any stockholder who wants to receive separate copies of the Proxy Statement or Annual Report to stockholders in the future, or any stockholder who is receiving multiple copies and would like to receive only one copy per household, should contact the stockholder's bank, broker, or other nominee record holder, or the stockholder may contact the Company at the above address and phone number

        THE BOARD OF DIRECTORS ENCOURAGES STOCKHOLDERS TO ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED TO VOTE BY TELEPHONE, VOTE VIA THE INTERNET, OR COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ACCOMPANYING ENVELOPE. A PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE MEETING AND YOUR COOPERATION WILL BE APPRECIATED. IF YOU ATTEND THIS MEETING YOU MAY VOTE YOUR STOCK PERSONALLY EVEN THOUGH YOU HAVE PREVIOUSLY VOTED ELECTRONICALLY OR SENT IN THE PROXY CARD.

By order of the Board of Directors,

Gregory A. Shortell President and Chief Executive Officer

Canton, Massachusetts
January 28, 2008

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MR A SAMPLE
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Electronic Voting Instructions

You can vote by Internet or telephone!  Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on March 12, 2008.

Vote by Internet
•	Log on to the Internet and go to
www.investorvote.com
•	Follow the steps outlined on the secured website.

Vote by telephone
•	Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.
•	Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card	123456	C0123456789	12345

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A  Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 – 3.

1. Election of Directors:	For	Withhold

01 - Fontaine K. Richardson	☐	☐

	For	Withhold

02 - Gregory A. Shortell	☐	☐

	For	Against	Abstain
2. To ratify the appointment of PricewaterhouseCoopers LLP as Independent Registered Public Accounting Firm.	☐	☐	☐

In their discretion, the proxies are authorized to vote upon any other business that may properly come before the meeting.

For	Against	Abstain

3. To approve an amendment to increase the number of shares of common stock reserved for issuance under the 2000 Employee Stock Purchase Plan (the “Employee Stock Purchase Plan”) from 1,500,000 to 1,850,000 shares.

☐	☐	☐

B  Non-Voting Items

Change of Address — Please print new address below.

C  Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.		Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/	/

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<STOCK#>           00TXMB

Dear Stockholder;

Please take note of the important information enclosed with this Proxy. There are issues related to the operation of the Company that require your immediate attention.

Your vote counts, and you are strongly encouraged to exercise your right to vote your shares.

Please vote by telephone, via the internet, or mark the boxes on the proxy card to indicate how your shares will be voted. Then sign the card, detach it and return your proxy in the enclosed postage paid envelope.

Thank you in advance for your prompt consideration of these matters.

Sincerely,

NETWORK ENGINES, INC.

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — Network Engines, Inc.

25 DAN ROAD

CANTON, MASSACHUSETTS 02021

SOLICITED BY BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS

The undersigned hereby appoints Douglas G. Bryant and Paul L. Criswell, and each of them, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side, all shares of common stock of NETWORK ENGINES, INC. (the “Company ”) held of record by the undersigned on January 18, 2008 at the Annual Meeting of Stockholders to be held on March 13, 2008 and any adjournments thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS GIVEN WITH RESPECT TO A PARTICULAR PROPOSAL, THIS PROXY WILL BE VOTED FOR SUCH PROPOSAL.

PLEASE MARK, DATE, SIGN AND RETURN THIS PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

SEE REVERSE	SEE REVERSE
SIDE	SIDE

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PROXY STATEMENT FOR THE 2008 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MARCH 13, 2008
TABLE OF CONTENTS
INFORMATION ABOUT THE MEETING
  General
  Voting Rights and Outstanding Shares
  Voting in Person
  Voting by Proxy
  Quorum Requirement
  Broker Non-Votes
  Revoking a Proxy
DISCUSSION OF PROPOSALS
  Proposal 1: Election of Directors
  Proposal 2: Ratification of the Selection of Independent Registered Public Accounting Firm
  Proposal 3: Amendment to the 2000 Employee Stock Purchase Plan
  Other Matters
  Deadline for Submission of Stockholder Proposals for the 2009 Annual Meeting
INFORMATION ABOUT DIRECTORS
  Background Information About Directors Continuing in Office
  Compensation Committee Interlocks and Insider Participation
  Compensation of Directors
  Report of the Audit Committee
EXECUTIVE COMPENSATION
INFORMATION ABOUT STOCK OWNERSHIP, RELATED PARTY TRANSACTIONS AND PERFORMANCE